EXHIBIT 3(i)(5)


                                                         FILED # C7460-87
                                                           APR 24 2002
                                                        IN THE OFFICE OF
                                                           DEAN HELLER
                                                 DEAN HELLER, SECRETARY OF STATE


                         ARTICLES OF SHARE EXCHANGE FOR
              Palladium Communications, Inc., A NEVADA CORPORATION

      Pursuant to the provision of Section 92a.200 of the Nevada Revised Statues, Palladium Communications, Inc., a Nevada corporation (the "Corporation") and Palladium Communications Inc., a Kentucky corporation ("Palladium") hereby adopts and files the following Articles of Share Exchange:

      FIRST: The name and place of incorporation of each corporation which is a party to this share exchange is as follows:

NAME                            PLACE OF INCORORATION
Palladium Communcatons, Inc. (the acquiring corporation)Nevada
Palladium Communications, Inc. (the acquired corporation)Kentucky

      SECOND: The Agreement and Plan of Reorganization (the "Plan") governing the share exchange between the Corporation and Palladium has been adopted by the Board of Directors of the Corporation and Palladium.

      THIRD: Palladium has 6,205 shares of common stock issued outstanding and entitled to vote on the share exchange. At a meeting of the shareholders of Palladium, held August 31, 2001 the owners of 6,205 common shares voted in favor of the Plan. The number of votes cast for the Plan was sufficient for the approval of the Plan.

      FOURTH: Stockholder approval of the Plan by the stockholders of Palladium Communications, Inc. is not required pursuant to NRS 92A.130 1(b).

      FIFTH: The complete executed Plan is on the file at the registered office or other place of business of the Corporation.

      SIXTH: A copy of the Plan will be furnished by the Corporation, on request and without cost, to any shareholder of either corporation which is a party to the share exchange.

      SEVENTH: The share exchange is effective upon filing.

      DATED this 18th day of December, 2001

      USA Palladium Communications, Inc., a Nevada corporation

      By:  /s/ Raymond C. Dauenhauer
            -----------------------------------
            Raymond C. Dauenhauer
            Its:  Chairman, President, and Chief Executive Officer

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       By:  /s/ Jeffrey A. Underhill
            -----------------------------------
            Jeffrey A. Underhill
            Its:  Secretary